Exhibit 10.24

SOFTWARE AND HOSTING SERVICES AGREEMENT

This Software and Hosting Services Agreement (“Agreement”) is by and between FVA VENTURES INC. dba VISALUS SCIENCES (“Client”), having its principal place of business at 1607 E. Big Beaver Rd. Suite 110, Troy, MI 48083, and SOLUTION X GLOBAL, a Delaware LLC, (“Vendor”) having its principal place of business at 3520 N. University Ave, Suite 300, Provo, Utah 84604. This document will constitute a binding contract that will be enforceable by either Party in accordance with its terms and conditions.

1. Definitions.

a. “Party” shall mean either Client or Vendor, and “Parties” shall mean both.

b. “Subscribers” shall mean current and future distributors and customers in Client’s organization who register to use Client’s customized software solution developed for this Program, known as “Vi-Net”. There are both paying subscribers and non-paying guest subscribers.

c. “Vi-Net” is an integrated web software application targeting Client’s distributors and customers, enabling them to utilize the Program to assist them with their business and providing, among other things, personal web pages, calendar scheduling, email, marketing & communication tools, training modules, and customized features as requested.

d. “Program” shall mean Client’s software solution, as defined within this Agreement, and related exhibits and work orders. The Program includes Vendor’s web hosting services for the Program, which facilitates the automated deployment and centralized administration of database driven, e-commerce equipped, personal websites (“Subscriber Websites”) and included business tools as described herein.

e. “Scope” shall mean the Program description document and work order attached hereto as Exhibit A.

f. “Launch” shall mean the official ‘live’ release of the Program updates to Client’s members for subscription and use at the agreed upon time(s).

2. Licensing. Upon execution of this Agreement, Client is granted a non-exclusive license to market and distribute the Program described herein to its member distributors and customers for subscription and use for the term of this Agreement.

3. Development Services. The Program had its initial launch (Phase 1) prior to this Agreement. Vendor agrees to complete the work outlined in Exhibit A (Scope of Features). Any additional development beyond the initial Scope of Features shall be pre-approved and agreed to in writing by both Client and Vendor, and will take place within the time frames specified in the agreement and according to development rates contained in Exhibit B. The Parties agree that Vendor will do most or all of the future custom development (after completion of Exhibit A Scope of Features) throughout the duration of this agreement. However, if Client desires to do any of the future custom development in-house or through a third party, then Client will first consult with Vendor to obtain Vendor’s approval which will not be unreasonably withheld. Furthermore, Vendor will not be responsible for any crashes, bugs, or other problems caused by work done by Client or any third party, and any delays, fixes, repairs, additional support, or other work that Vendor is required to do as a result of work done by Client or any third party shall be billed to Client at the rates agreed to in Exhibit B.

4. Schedule of Deliverables. Vendor and Client agree to the following schedule:

a. Vendor will complete the Program ready for Launch, according to the Schedule described in Exhibit A, as discussed and agreed to by both Parties.

b. Vendor will make such reasonable or necessary modifications to the software as agreed upon by both Parties to achieve the Program as described in Exhibit A. Vendor reserves the right to make any functional changes or additions as part of future upgrade releases to the base software, to be released at Vendor’s discretion, unless otherwise agreed to by both Parties. Client will receive at no cost to Client, all upgrades delivered by Vendor on Client’s Vi-Net platform. Furthermore, Client can at any time in the next 5 years migrate to Vendor’s then current platform (currently Unity) with no licensing fees ever (except fees outlined in Exhibit D), but Client shall pay Vendor for the costs of the migration and all custom development associated with the migration. Moreover, Client shall be entitled to all upgrades to Vendor’s platform with no licensing fees. Additionally, if Vendor creates new applications and features on Vendor’s platform (so long as there are no exclusivity provisions associated with those applications or features by contract with another client), and Client wants those new applications or features, then Client shall receive them with no licensing or purchase costs, and shall only have to pay Vendor’s custom development costs to implement those applications or features in Client’s system.

c. The Program already launched initially in October, 2008. The additional features listed in Exhibit A will be completed according to the time frames outlined in this Agreement and the Exhibits. However, Client agrees to provide all deliverables necessary for Vendor to meet its time frames at least thirty days in advance of Vendor deadlines and time frames. If Client fails to provide the deliverables timely, then the deadlines and time frames will be pushed back accordingly.

5. Modifications & New Custom Development. Vendor agrees to use commercially reasonable efforts to make and implement modifications to the Program software in a timely manner after receipt of reasonable written requests from Client. Because of the unique relationship between Vendor and Client, Vendor will give Client a higher priority, and will use all commercially reasonable efforts to meet Client’s scheduling and critical time frames. The Parties agree that Vendor will have the right to sell or license the Program and all modifications, upgrades, and custom developments to any other party, including direct competitors of Client. This right does not extend to any features which Client themselves have licensed from H2 Wellness.

6. Hosting. For the term of this Agreement, Vendor agrees to host and maintain Subscriber websites on Vendor’s web server(s) onsite, or offsite through third party hosting, as outlined in this Agreement. Vendor will take all reasonable precautions to implement data backup services on the data stored in the Subscriber websites. However, Vendor is specifically not responsible for unintentional damages or loss, either incidental or direct, caused by a loss of Subscriber or Client information. Vendor agrees to monitor Subscriber websites and make sites available to Internet users according to the Service Level Agreement set forth in Exhibit C.

7. Reporting. Vendor shall provide Client with summary user reports once per month. The report shall include the total number of active Subscribers, and other pertinent and required information reasonably requested by Client. Client shall provide report to Vendor with total number of paid Subscribers once per month. Client shall have direct access to all tracking data of site usage through reporting software (i.e. Google Urchin), but this custom development will be billed to Client at the rates agreed to in Exhibit B as this is outside of the agreed upon Scope of Features in Exhibit A, but the fees will not exceed $1,500.00.

8. Technical Support for Subscribers. Client will continue to handle all subscriber phone calls until otherwise agreed to by the Parties. Client will designate one or more individuals who will interface with Vendor to address and resolve any subscriber related issues that Client needs Vendor assistance with. Vendor will use all commercially reasonable means to resolve subscriber related issues as outlined in this Agreement.

9. Domain Names. Client shall acquire and maintain available the following Internet Protocol address and corresponding domain names: www.myvi.net; www.myvinet.com; and www.myvisalus.com. Vendor shall execute the actions necessary to establish the address of each Subscriber’s website, or to delete a Subscriber’s address in the event the Subscriber’s relationship is terminated or website canceled in accordance with Client policies, rules, and regulations related to the Program.

10. Restrictions. Vendor may process additional domain names attached to individual Subscriber websites, as requested by Subscriber, according to established fees to be charged directly to the Subscriber.

11. Fees, Subscriber Charges & Billing. It is agreed that Client shall be responsible for the payment processing and collection of Subscriber payments each month and will disburse Vendor’s portion of the Net Collected Revenue according to the terms of this Agreement.

a. Development Fees. Vendor agrees to deliver the Program as described in Exhibit A in consideration of the Development Fees described in Exhibit D. Any additional customization, changes, or new features requested by Client outside of Exhibit A shall be bid on a per project basis and billed at the rates described in Exhibit B. Invoices for custom development and other modifications will be emailed to Client upon completion of the development, due net 15 days from receipt. If such payment has not been received within net 30 days of Client receiving the invoice, Client’s Program may be suspended until full payment has been received by Vendor. Upon non-payment by Client beyond 45 days of any fees due to Vendor, Vendor may, at its discretion and without delay, upon immediate notice to Client, disconnect and otherwise cause to be inaccessible the Client’s Program and all Subscriber websites. In such event, Client indemnifies Vendor for any costs or expenses that Client may incur, from Subscribers or otherwise, as a result of such disconnection. Nevertheless, because of Vendor’s relationship with Client, all reasonable means will be taken to resolve any payment issues or disputes before disconnection or disruption of Client’s Program or Subscriber services.

b. Monthly Fees to Subscribers. Client shall determine the monthly fee to charge Subscribers for the Program, set forth in Exhibit A.

c. Revenues. Client will pay Vendor in accordance with Exhibit D. To determine this amount, Client will deliver to Vendor a report of the previous month’s paid subscriber activity, showing all paid subscribers by type for the month by the 10th day of each month. The fees and charges set forth in this Agreement are fixed for the initial term of this Agreement, and shall be alterable only with the mutual written agreement of both Parties.

d. A minimum monthly fee for the license, service, and maintenance costs (“Minimum Monthly Fee”) shall be due to the Vendor from Client, and shall be effective immediately and paid to Vendor by Client as described in Exhibit D.

e. Vendor agrees to provide the Program software and related hosting services as set forth in this Agreement to all Subscribers who sign up for Client’s Program.

f. Vendor shall be allowed to terminate the service to a particular Subscriber for non-payment of fees, for non-compliance, with any applicable rules, regulations or agreements regarding the use of the site or with applicable laws or regulations, or to exercise other remedies allowed at law or in equity. Vendor will notify Client of any such instance including the name of Subscriber and reason for termination.

g. Upon written request from Client and reasonable prior notice, Vendor shall agree to provide no less than one Vendor employee or consultant for assistance at any event requiring Vendor personnel (convention, training, meeting, etc.) for training and promotional purposes. Client shall be responsible for travel and lodging expenses related to all Vendor personnel requested by Client to attend these events.

12. Ownership and Rights.

a. Vendor recognizes that aspects of the Program provided by Client to Vendor may be copyrighted, patented, or trademarked by Client and considered proprietary intellectual property of Client, including, but not limited to, Client’s trade dress, text, logos and other materials, or other related or similar rights, including, without limitation, the ViSalus tradename, trademarks, and logos, and the Vi-Net tradename, trademarks, logos, and website content (“Client Materials”), which shall remain the property of Client to the fullest extent possible. Client hereby grants to Vendor a non-exclusive, non-transferable license to use all such protected and proprietary Client Materials solely for the purpose of performing its duties under this Agreement.

b. Vendor owns and retains all ownership and proprietary rights relating to its programming architecture, including, but not limited to, HTML code, program code, graphical code, design, technique, etc., (collectively “Vendor Materials”). This Agreement does not transfer, sell, assign, or entitle Client to any of Vendor’s source codes, programming documentation, or trade secrets except as provided in the termination clause and/or Service Level Agreement attached hereto as Exhibit C. During the term of this Agreement, Vendor grants to Client, its successors and assignees, a non-exclusive license to use Vendor Materials in connection with the use and maintenance of the Client’s Program and Subscriber websites, consistent with the terms of this Agreement.

c. Vendor will not provide, sell or license any Client Materials, including website content, to any third party without Client’s written authorization. Client retains full and exclusive ownership of all Client’s content.

d. Assignment. Either Party may assign this Agreement to another person or entity subject to the following: (1) The Parties must agree in writing to the Assignment, which agreement shall not unreasonably be withheld; (2) The assignee must agree in writing to be bound by all provisions of this Agreement for the assignment to be valid; (3) Neither party is relieved of any obligations or liabilities under this Agreement by assigning its interests, meaning that if the assignee defaults or breaches the Agreement, then the Assignor Party will still be responsible and liable for all breaches, payments & damages caused by the assignee; (4) No assignment may be made by Client that would materially breach key provisions of this Agreement, including paragraph 13, without the express written consent of Vendor.

13. Confidentiality, Non-Disclosure, and Non-Compete.

a. Confidentiality. During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client shall not permit third parties to have access to any confidential or proprietary information of Vendor, including Vendor Materials, without first obtaining Vendor’s written authorization, which authorization shall not be unreasonably withheld but may be conditioned upon such third party’s execution and delivery of a confidentiality agreement acceptable to Vendor. In addition, Client shall take appropriate steps, including having employees & distributors & vendors or contractors sign confidentiality agreements incorporating the terms of this Agreement, to ensure that its employees and/or independent contractors who have access to Vendor’s confidential information safeguard such information and do not disclose it to third parties without first receiving written authorization from Vendor as provided herein.

b. In the event that either Party has access to, or obtains in any way, confidential and proprietary information that relates to the other Party’s business, including, without limitation, information relating to clients and customers, sales, subscribers, subscriber usage of websites, and all other non-public business, technical, marketing, or intellectual property information relating to each Party’s business (“Confidential Information”), the Parties agree to preserve and protect all Confidential Information and not disclose any Confidential Information to any third party person or entity without the prior written consent of the other Party, both during the term of this Agreement and subsequent to the termination of this Agreement; provided however, that any Party hereto may disclose to any other party any information already publicly known, discovered or created independent of any involvement with the other Party or otherwise learned through legitimate means other than from such Party. Both Parties shall take such actions as may be necessary to ensure that its employees and agents are bound by, and comply with, all the provisions of this Section. Both Parties shall be fully responsible for all damages stemming from a breach of this duty.

c. Non-Compete. During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client agrees not to develop or create any program of its own that is comparable in functionality or would compete with Vendor’s Program in any way. Client shall not directly, or through third person(s) or entity(s), attempt to develop, engineer, reverse engineer, create or re-create, any product or service that is comparable in functionality or concept with Vendor’s Products as outlined in this agreement. Client shall not decompile, disassemble, or reverse engineer Vendor Materials or attempt to discover source code or other information concerning the Vendor Materials including, without limitation, its design. Client will not create any derivative work, program or product based on, or derived from Licensed Software, or use any information learned from Licensed Software to create any other program or product. Client will not allow, encourage, facilitate, or assist any third party to do anything Client would be precluded from doing under this provision. This paragraph is subject to the provisions in 15(f).

d. Exclusive Provider. During the term of this Agreement, Client agrees that it shall exercise its best efforts to promote the Program to encourage all of its distributors to become Subscribers. Client agrees to make Vendor’s Program the exclusive Program and not to allow its distributors to use any other similar or competing Program.

14. Indemnification.

a. Each Party hereto shall defend, indemnify, and hold harmless the other Party, its directors, officers, employees and agents with respect to any third party claim, demand, cause of action, debt or liability, including reasonable attorney’s fees, to the extent that it is based upon a claim that arises out of the gross negligence or willful misconduct of the indemnifying Party.

b. In claiming any indemnification hereunder, the Party claiming indemnification (the “Claimant”) shall: (1) provide the other Party (the “Indemnifying Party”) with prompt written notice of any claim that the Claimant believes calls for indemnification under this Agreement; (2) grant the Indemnifying Party sole control of the defense and all related settlement negotiations, provided that no settlement will be entered into which requires any payment or expenditure by the Claimant of any amount without the Claimant’s consent, and (3) provide the Indemnifying Party with the assistance, information and authority necessary to perform the above. The Claimant may, at its option and expense, be represented by separate counsel in any such action.

15. Term of Agreement and Termination. The term of this Agreement shall be for three years beginning October 1, 2008 through September 30, 2011. Thereafter, this Agreement shall be automatically renewed for successive one year terms, unless either party gives the other party written notice of termination at least 90 days prior to the end of the then current term. Such term is subject to prior termination as provided below.

a. Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or causes the other Party substantial harm is a material breach. Furthermore, any breach of the confidentiality, non-disclosure, or non-competition provisions of Paragraph 13 by either Party, or failure to make payments as outlined in Paragraph 11, shall be considered material breaches. Furthermore, any conduct or negligence that adversely affects the business or good name of the other Party will be considered a material breach, unless the offending Party immediately ceases such activity and cures any damage resulting from such conduct or negligence within 30 days of written notice from the damaged Party.

b. Early Termination for Cause.

1. In the event of an actual or perceived material breach of this Agreement by either Party, the termination provisions of this section will not trigger or be available to the non-breaching Party until the non-breaching Party has notified the breaching Party in writing of the alleged material breach, citing in reasonable detail the nature of the Breach. If the offending Party agrees that they materially breached one or more provisions of this Agreement, then the offending Party shall then have thirty days to remedy such breach. If at the end of such thirty day period, the breach has not been remedied, the Agreement may be terminated by the non-offending Party. However, if the Party accused of the material breach denies the breach in writing, or denies that it was material, and produces reasonable evidence to support the denial, then the offending Party may not terminate the Agreement, but must utilize the dispute resolution provisions in Paragraph 17.

2. In the event that either Party admittedly commits or is determined by the provisions of Paragraph 17 to have committed three or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon thirty days written notice.

3. In the event that Vendor breaches its servicing responsibilities as outlined in Exhibit C and elsewhere in this Agreement, and after satisfying the provisions of subparagraphs 15(b)1 & 2 and prevailing, then Client shall be entitled to receive a copy of the source code and user data for the Program from the Escrow Agent. The Parties agree to use Pattie Christensen as the Escrow Agent. Pattie is an attorney at law, located at 9586 South 700 East, Sandy, UT 84070, 801-878-7872. The Parties have attached a copy of a fully executed power of attorney allowing Pattie to obtain a complete copy of all Client user data and a complete copy of the source code for the Program when the provisions of sections 15a and 15b of this Agreement have been accomplished, and to immediately turn over the data and source code to Client according to the terms of this Agreement. The Client user data and Program source code are residing on servers currently being leased from a third party vendor, Rackspace Hosting, located at P.O. Box 730759, Dallas, TX 75373-0759; 1-800-961-4454. The Parties hereby agree to authorize Pattie Christensen to obtain a complete copy of all Client user data and the source code from Rackspace Hosting (or any other vendor hosting Client user data or source code) at her discretion as the Escrow Agent as authorized herein and in accordance with the terms of this Agreement.

c. Termination for Bankruptcy. Subject to applicable law, this Agreement may be terminated by either Party upon written notice (i) upon the other Party’s making an assignment for the benefit of creditors, or (ii) upon the other Party’s dissolution or ceasing to do business. In the event the Vendor seeks or declares bankruptcy protection, the Client has the right, upon written request, to receive a copy of the source code for the Program from the Escrow Agent. Notwithstanding the above, so long as Vendor does not breach any other provision or terms of the contract, and continues to perform while in Bankruptcy, then the contract will continue uninterrupted, and Client will not receive a copy of the source code.

d. Termination Upon Mutual Consent. This Agreement may also be terminated at any time upon the mutual written consent of both Parties.

e. Duties Upon Termination. Upon termination of this Agreement, the following shall apply: Vendor shall retain all proprietary technology and services provided to Client, and shall render inoperable all Client Subscriber websites and Program software after allowing for a commercially reasonable and orderly transition by Client. Each Party shall return or destroy all originals and copies of any Confidential Information of the other Party regarding this project.

f. Notwithstanding any other provision of this Agreement, if Client receives a copy of the source code through the provisions of this Agreement, Client shall have the right to create object code and derivative works from the source code for the purposes of maintaining its Vi-Net service and providing service to itself and its subscribers, including providing the Program and any derivative works to the other software developers and hosting service providers of its choice for such purposes. However, Client will limit its use and development of Vi-Net to ViSalus and will not sell the Program or compete with Vendor in the MLM or Direct Sales markets for a period of two years after termination of this Agreement.

g. Force Majeure. A Party shall be excused from delays or failure to perform its duties (other than payment obligations) to the extent such delays or failures result from acts of nature, riots, war, acts of public enemies, fires, epidemics, or any other causes beyond its reasonable control. The Parties will promptly inform and consult with each other as to any of the above causes that in their judgment may or could be the cause of a substantial delay in the performance of this Agreement. Either Party may, in its discretion, terminate this Agreement if a delay in performance by the other Party exceeds or is reasonably expected to exceed six months.

h. Waiver. The waiver by either party of any default, breach or obligation hereunder shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

16. Limitation of Warranties, Liabilities & Risks.

a. LIMITATION OF WARRANTIES. VENDOR MAKES NO WARRANTY, REPRESENTATION OR PROMISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. VENDOR DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. VENDOR DOES NOT WARRANT THAT THE PROVIDED SOFTWARE OR SERVICE IS WITHOUT DEFECT OR ERROR OR THAT THE OPERATION OF LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

b. LIMITATION ON LIABILITY. VENDOR’S AGGREGATE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED SOFTWARE, OR MAINTENANCE, SUPPORT OR OTHER SERVICE (REGARDLESS OF THE FORM OF ACTION OR CLAIM - E.G. CONTRACT, WARRANTY, TORT, MALPRACTICE, AND/OR OTHERWISE) WILL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE TOTAL OF THE INITIAL FEE AND ALL LICENSE FEES RECEIVED BY VENDOR FROM LICENSEE UNDER THIS AGREEMENT. VENDOR WILL NOT IN ANY CASE BE LIABLE FOR ANY

SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. VENDOR IS NOT RESPONSIBLE FOR LOST PROFITS OR REVENUE, LOSS OF USE OF LICENSED SOFTWARE OR OTHER PROGRAMS, LOSS OF DATA, COSTS OF RE-CREATING LOST DATA, THE COST OF ANY SUBSTITUTE EQUIPMENT OR PROGRAM, OR CLAIMS BY ANY PARTY OTHER THAN CLIENT, EXCEPT AS PROVIDED IN SECTION 14 HEREOF WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS.

c. Allocation of Risk. This Agreement defines a mutually agreed-upon allocation of risk and the amounts payable to Vendor reflect such allocation of risk.

17. Disputes

a. Arbitration. Any and all disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any breach thereof, which cannot be settled through correspondence and mutual consultation of the Parties, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date of this Agreement, by the arbitrators selected in accordance with this Agreement.

b. Selection of Arbitrators. One arbitrator shall be appointed by the American Arbitration Association.

c. Location. Arbitration proceedings shall be held in Los Angeles, CA, unless the parties mutually agree to a different location. The arbitrators shall allow the Parties sufficient time to conduct discovery. Discovery shall be in accordance with the Federal Rules of Evidence and discovery disputes shall be resolved by the arbitrators. The date(s) of the arbitration proceeding shall be mutually agreed upon by the Parties, but if no agreement can be had, then by the arbitrators. The decision of the arbitrator(s) on all discovery and issues before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration and all matters related thereto. Judgment upon the award or decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the award/decision and order of enforcement thereof, as the case may be.

d. Governing Law. This Agreement will be governed by the laws of the state of California.

18. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing a default or breach under this Agreement. The prevailing Party in any action under this Agreement shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in enforcing this Agreement. Client acknowledges that any breach by Client of any of the provisions contained in this Agreement, and more particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to Vendor inadequately compensable in monetary damages alone. Accordingly, Client stipulates and agrees that Vendor may seek and obtain preliminary and permanent injunctive relief against the breach, or threatened breach, of said provisions without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to Vendor.

19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the other Party at the following addresses:

If to Client, to:

Visalus Sciences, Attn: John Tolmie

1607 E Big Beaver Rd., Suite 110 Troy, MI 48083

Phone (248) 526-3770; Fax (248) 524-9523

If to Vendor, to:

Solution X Global, LLC; Attn: Rodger Smith or Scott Shields

3520 N. University Ave., Suite 300, Provo, UT 84604

Phone (801) 224-4444; Fax (801) 224-4457

20. Publicity. Each Party has the right to review and approve, prior to publication, the content of the other Party’s press releases or public communications relating to this Agreement, which approval shall not be unreasonably withheld or delayed. However, Vendor is permitted to include Client’s name on client lists that may be provided to other potential clients and third parties.

21. Independent Contractor. The Parties to this Agreement are independent contractors and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other, or to incur any obligation on the other’s behalf.

22. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23. Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, it shall be severed and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

24. Entire Agreement. This Agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both Parties.

25. Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original and all of which together shall constitute one and the same document. Nevertheless, where a fully executed original of this Agreement cannot be found or produced, a true copy of a fully executed copy of this Agreement shall be treated as an original for all purposes.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement.

[Client]:

By:	Signature	/s/ John Tolmie

	Printed Name	JOHN TOLMIE

	Title	SR VP FINANCE & ADMIN

	Date	JUNE 15, 2009

[Vendor]:

By:	Signature	/s/ Scott M. Shields

	Printed Name	SCOTT M. SHIELDS

	Title	PRESIDENT

	Date	6-15-09